Exhibit 10.2

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (“Agreement”), dated effective as of September 15, 2003, is entered into by and between Argosy International, Ltd., a Turks & Caicos Islands, British West Indies limited liability company (“Argosy”), and Ocean Resources, Inc., a Delaware corporation (“OCRI”).

ARTICLE I

DEFINITIONS

1.1. “Affiliate” of a Person shall mean a Person that directly or indirectly controls, is controlled by, or is under common control with, the first Person. For purposes of this definition, “Control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

1.2. “Confidential Information” shall have the meaning specified in Section 6.1.

1.3. “Governmental Authority” shall mean any federal, state, local, or foreign government or governmental, quasi-governmental, administrative or regulatory authority, agency, body, or entity, including any court or other tribunal.

1.4.  “Parties” shall mean Argosy and OCRI (Party means either Argosy or OCRI).

1.5.  “Person” shall mean an individual, corporation, partnership, trust, association, or entity of any kind or nature; or a Governmental Authority.

1.6.  “Records” shall have the meaning specified in Section 2.4.

1.7.  “Services” shall have the meaning specified in Section 2.1.

ARTICLE II

SERVICES TO BE PROVIDED

2.1.  Exhibits.

(a) Exhibit attached to and made a part of this Agreement describes the services to be provided by Argosy to OCRI and one or more of the OCRI Subsidiaries, as designated from time to time by OCRI (the “Services”). The Parties have made a good faith effort as of the date hereof to identify each Service and to complete the content of the Exhibit accurately. It is anticipated that the Parties will modify the Services from time to time.

(b) The Parties may also identify additional Services that they wish to incorporate into this Agreement. The Parties will create additional Exhibits setting forth the description of such Services, the Fees for such Services and any other applicable terms.

2.2.  Exclusivity.  Argosy will provide the Services exclusively through Graham Jessop.

2.3.  Standard of Care.  In providing the Services hereunder, Argosy will act in accordance with the highest business and ethical standards, and will exercise the same degree of care and provide the same level of quality, responsiveness and timeliness as would be provided by an independent management service company.

2.4.  Records.  Argosy shall keep full and detailed confidential records dealing with all aspects of the Services performed by it hereunder (the “Records”) and shall provide access to the Records to OCRI management, counsel and auditors at all reasonable times.  Furthermore, Argosy shall maintain OCRI records confidential and segregated from the records of other companies, consistent with OCRI’s status as a public company.

ARTICLE III

FEES

3.1.  General.  OCRI will pay to Argosy a fixed annual fee for the Services as set forth in the attached Exhibit (collectively, the “Fees”). The Fees constitute full compensation to Argosy for all charges, costs and expenses incurred by Argosy on behalf of OCRI in providing the Services. Additionally, Argosy shall be entitled to immediate reimbursement and/or advancement of expenses reasonably incurred on behalf of OCRI, which are not related to the Services.  By way of example, travel-related expenses and the normal business expenses incurred in connection with the role of Vice President, shall be deemed normal business expenses subject to immediate reimbursement and/or advancement under this Agreement.  Except as specifically agreed otherwise by OCRI, OCRI will not be responsible to any independent contractor retained by Argosy, for any additional fees, charges, costs or expenses relating to the Services.  Additionally, and in consideration for prior services rendered by Argosy to OCRI, Argosy will receive a stock grant under the Company’s 2003 Employee/Consultant Stock Compensation Plan in the amount of 500,000 shares of the Company’s common stock.

3.2.  Payments.  Argosy will deliver to OCRI, no later than the 15th and the 30th day of each month, an invoice for the aggregate Fees and reimbursable expenses incurred for the half-month period then ended. OCRI will pay to Argosy, through inter-company cash transfer monthly no later than the 10th day following receipt of each such invoice, the aggregate Fees and reimbursable expenses incurred during such period.

3.3.  Review of Fees.

(a) At the end of each six months during the term of the Agreement, commencing as of the date of the Agreement, Argosy will review the charges, costs and expenses actually incurred by Argosy in providing any Service, as well as the calculation of any related Fee (collectively, “Actual Cost”) during the previous six months. In the event that Argosy determines that the Actual Cost for any Service differs from the aggregate Fees for that Service, the Parties will renegotiate in good faith to adjust the appropriate Fees accordingly, retroactively or prospectively.

(b) As a part of the annual operating plan review process referred to in Section 4.1, the Parties will set Fees or new budgets for each ensuing year, and may make other changes to the Fees with respect to each Service, based upon an increase or reduction to such Service. Once an annual operating plan has been finalized, the Fee for each Service set out in that annual operating plan will apply for the ensuing year, subject to any subsequent written agreements between Parties.

ARTICLE IV

PLANNING PROCESS

4.1.  Annual Operating Plan.

A representative of each Party will coordinate the development of an annual operating plan setting forth the specific objectives, Service standards, performance measures, activity levels and a detailed budget for the Services. In the annual operating plan process, the Parties agree to use their best efforts to harmonize the interests of OCRI to have quality services at affordable cost and the interest of Argosy to receive a fair and equitable compensation for performing the Services. On or before December 1 of each calendar year, Argosy will submit an annual operating plan for the Services for the next fiscal year to the Chief Financial Officer (“CFO”) of OCRI (working in conjunction with the Audit Committee of OCRI), for review and approval. Approval by the CFO of OCRI and the senior financial executive of Argosy will constitute approval by the Parties of the annual operating plan.

4.2.  Performance Review.  The Parties will meet annually on or about October 30 (commencing October 30, 2004) to review progress against the annual operating plan objectives, Service standards, performance measures and activity levels. The Parties will use their good faith efforts to resolve any issues concerning Service standards, performance measures or changes in Fees from the annual operating plan during these meetings. If the Parties are unable to resolve those issues, they will refer the disputed issues to the CFO of OCRI and the senior financial executive of Argosy for resolution. Failing resolution by November 30, either party may terminate this Agreement in accordance with Section 7.2 below.

ARTICLE V

AUTHORITY; INFORMATION; COOPERATION; CONSENTS

5.1.  Authority.  Each Party warrants to the other Party that:

(a) it has the requisite corporate authority to enter into and perform this Agreement;

(b) its execution, delivery, and performance of this Agreement have been duly authorized by all requisite corporate action on its behalf;

(c) this Agreement is enforceable against it; and

(d) it has obtained all consents or approvals of any Persons that are conditions to its entering into this Agreement.

5.2. Information Regarding Services.  Each Party shall make available to the other Party any information required or reasonably requested by that other Party regarding the performance of any Service and shall be responsible for timely providing that information and for the accuracy and completeness of that information. Argosy shall not be liable for any impairment of any Service caused by its not receiving information, either timely or at all, or by its receiving inaccurate or incomplete information from OCRI that is required or reasonably requested regarding that Service.

5.3.  Cooperation.  The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such good faith cooperation will include providing electronic access to systems used in connection with Services and using commercially reasonable efforts to obtain all consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations. The Parties will cooperate with each other in making such information available as needed in the event of any and all internal or external audits, whether in the United States or any other country.  If this Agreement is terminated in whole or in part, the Parties will cooperate with each other in all reasonable respects in order to effect an efficient transition and to minimize the disruption to the business of both Parties, including the assignment or transfer of the rights and obligations under any contracts.  The Parties covenant and agree to deal with each other fairly and in good faith.

5.4.  Further Assurances.  Each Party shall take such actions, upon request of the other Party and in addition to the actions specified in this Agreement, as may be necessary or reasonably appropriate to implement or give effect to this Agreement.

ARTICLE VI

CONFIDENTIAL INFORMATION

6.1.  Definition.  For the purposes of this Agreement, “Confidential Information” means non-public information about the disclosing Party’s or any of its Affiliates’ business or activities that is proprietary and confidential, which shall include, without limitation, all business, financial, technical and other information, including software

(source and object code) and programming code, of a Party or its Affiliates which by its nature or the circumstances surrounding its disclosure should reasonably be regarded as confidential. Confidential Information includes not only written or other tangible information, but also information transferred orally, visually, electronically or by any other means.

6.2.  Nondisclosure.  Each of Argosy and OCRI agree that (i) it will not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement, and (ii) it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other Party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar type and importance.  It is intended by the Parties that OCRI, by virtue of its status as a public company, is to be the primary beneficiary of the confidentiality and nondisclosure obligations of this article VIII.

6.3.  Ownership of Confidential Information.  All Confidential Information supplied or developed by either Party shall be and remain the sole and exclusive property of the Party who supplied or developed it.

ARTICLE VII

TERM AND TERMINATION

7.1. Term.  This Agreement shall remain in effect for a term of 12 months, and shall renew automatically for successive 12-month terms thereafter, until such time as it has been terminated as to all Services in accordance with Section 7.2 below.

7.2. Termination.  Either Party may terminate this Agreement with respect to one or more Services under this Agreement by providing three months’ written notice to the other Party or as otherwise agreed between the Parties.

7.3. Transition Services.  Argosy agrees that, upon termination of this Agreement or any of the Exhibits, Argosy will cooperate in good faith with OCRI to provide OCRI (or its designee) with reasonable assistance to make an orderly transition, including the following:

(a) developing a transition plan with assistance from OCRI or its designee;

(b) providing training to OCRI personnel or its designee’s personnel to perform Services; and

(c) organizing and delivering to OCRI records and materials in electronic form as requested by OCRI.

ARTICLE VIII

INDEMNIFICATION

10.1.  Tax Indemnification by Argosy.  Argosy agrees to pay all withholding and other taxes required by any local, state or federal law with respect to Argosy’ employees, agrees to accept the exclusive liability for such taxes, and agrees to indemnify and hold harmless OCRI, the OCRI Subsidiaries and their respective directors, officers, employees, agents or permitted assigns (each, an “OCRI Party”) against any such tax which may be assessed.

10.2  Indemnification by OCRI.  OCRI shall indemnify, defend and hold harmless Argosy, its controlling persons, if any, directors, officers, employees, agents and permitted assigns (each, a “Argosy Party”) from and against all liabilities, claims, damages, losses and expenses (including, but not limited to, court costs and reasonable attorneys’ fees) (collectively referred to as “Damages”) of any kind or nature, of third parties caused by or arising in connection with the performance of the Services, except to the extent that Damages were caused directly or indirectly by the gross negligence of any Argosy Party.

10.3  Indemnification Procedures.  A party entitled to indemnification pursuant to this Agreement (an “Indemnified Party”) shall, with respect to any claim made against such Indemnified Party for which indemnification is available, notify the other party (the “Indemnifying Party”) in writing of the nature of the claim as soon as practicable but not more than ten days after the Indemnified Party receives notice of the assertion of the claim.  Upon receipt of notice of the assertion of a claim, the Indemnifying Party may, at its option, assume the defense of the claim, and if so, the Indemnifying Party shall employ counsel reasonably acceptable to the Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to employ separate counsel and to participate in, and to control any such action, and the reasonable fees and expenses of such counsel shall be at the expense of the Indemnifying Party.  An Indemnifying Party shall not be liable for any settlement of an action effected without its written consent (which consent shall not be unreasonably withheld), nor shall an Indemnifying Party settle any such action without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld). No Indemnifying Party will consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party a release from all liability with respect to the claim. Each of the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim for which indemnification is available and shall furnish such records, information, testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may reasonably be requested.  For purposes of this section 10.3, references to a “claim” shall be construed broadly, so as to encompass all claims made against the Indemnified Party in a legal action for which indemnification is available under this article X.  The Indemnifying Party shall pay all amounts for which it is responsible under this article X, promptly and in any event within 10 days of the date any such amounts are incurred.

ARTICLE IX

DISPUTE RESOLUTION

If any annual operating plan is not submitted or is not approved by the Parties, or if the Parties are unable to resolve any service, performance or budget issues or if there is a material breach of this Agreement that has not been corrected within thirty (30) days of receipt of notice of such breach, the CFO of OCRI and the senior financial executive of Argosy will meet promptly to review and resolve those issues in good faith.  If there is a material breach of this Agreement that has not been corrected within thirty (30) days of receipt of notice of such breach, and such matter has not been resolved by the Parties’ executives within sixty (60) days of receipt of notice of such breach, the Parties (or either of them) shall submit such matter to the American Arbitration Association (“AAA”) in Dallas, Texas for resolution by a panel of three neutral arbitrators under the commercial arbitration rules of the AAA.

ARTICLE X

MISCELLANEOUS

10.1.  Governing Law.  This Agreement and performance hereunder will be governed by and construed in accordance with the laws of the State of Texas without regard to the principles of conflict of laws.

10.2.  Assignment.  This Agreement is not assignable in whole or in part by either Party without the prior written consent of the other; provided that OCRI may assign this Agreement in whole or in part to a parent, a direct or indirect wholly-owned subsidiary, an Affiliate or a successor thereto.

10.3  Severability.  If any provision, clause or part of this Agreement, or the application thereof under certain circumstances is held invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances shall not be affected thereby.

10.4.  Entire Agreement.  This Agreement, including the attached Exhibits, is the complete and exclusive statement of the agreement between the Parties and supersedes all prior proposals, understandings and all other agreements, oral and written, between the Parties relating to the subject matter of this Agreement. This Agreement may not be modified or altered except by written instrument duly executed by both Parties.

IN WITNESS WHEREOF, the Parties have signed this Agreement effective as of the date first set forth above.

OCEAN RESOURCES, INC.

By:

Name:

Title:

ARGOSY INTERNATIONAL, LTD.

By:

Name:

Title:

EXHIBIT A

SERVICES & FEES AS OF SEPTEMBER 15, 2003

Services	Fees
Mr. Graham Jessop’s services as Vice President	$15,000 per month